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                                                                    EXHIBIT 8.2



                        December 13, 1996



Republic Industries, Inc.
RI/AR Merger Corp.
200 East Las Olas Boulevard, Suite 1400
Fort Lauderdale, Florida 33301


        Re: Agreement and Plan of Merger By and Among Republic Industries, Inc., RI/AR Merger Corp. and
                Addington Resources, Inc.

Dear Sirs:

        You have requested our opinion concerning certain federal income tax issues relating to the Agreement and Plan of Merger, dated as of June 25, 1996 (the "Merger Agreement"), by and among Republic Industries, Inc., a Delaware corporation ("Republic"), RI/AR Merger Corp., a Delaware corporation and wholly owned subsidiary of Republic ("Mergersub"), and Addington Resources, Inc., a Delaware corporation (the "Company"). Capitalized terms not otherwise defined in this letter shall have the same meanings as those terms in the Merger Agreement. In rendering the opinion we have examined (i) the Merger Agreement;
(ii) the representation letters from Republic and Company, forms of which are attached; and (iii) such other documents as we have deemed necessary or appropriate in order to render the requested opinion.

        In connection with such examination we have assumed (1) the authenticity of all documents, agreements and instruments which we have reviewed; (2) that the documents reviewed in connection with rendering the opinion are complete and accurate and will be complete and accurate as of the effective date of the Merger; (3) that the Merger will be effective under applicable state laws; and (4) the Merger Agreement accurately completely describes the terms of the Merger. In rendering our opinion, we have not undertaken independent investigation of the accuracy of any assumptions stated herein, the veracity of written statements as to factual matters upon which we have relied or the authenticity of documents.

        Our opinion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated under the Code, published Revenue Rulings, published Revenue Procedures and existing judicial and administrative decisions, all as of the date of this letter. All of the foregoing is subject to change and any such change (which could be retroactive) could affect the opinion contained in this letter.



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Republic Industries, Inc.
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        The opinion is our legal judgment as to certain of the federal income tax consequences of the proposed Merger. Our opinion is not binding on the Internal Revenue Service and the Internal Revenue Service may reach a different conclusion, which conclusion could be sustained by a court if litigated. The opinion is limited to the specific conclusions reached in the opinion and does not purport to reach any other conclusions, such as the future use of tax attributes of the parties, tax consequences to holders of Company common shares who hold such shares as other than capital assets, and similar issues. The opinion does not address foreign, state, local, estate or other potential tax consequences of the Merger.

        On the basis of the foregoing, we are of the opinion that for federal income tax purposes the Merger will constitute a tax-free reorganization under
Section 368(a) of the Code and Republic, the Company and Mergersub will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

        Except as set forth above, we express no opinion as to the tax consequences to any party, whether federal, state, local or foreign, or of any transaction related to the Merger contemplated by the Merger Agreement.

        We hereby consent to the filing of this opinion as an Exhibit to Republic's Registration Statement on Form S-4, which includes the Solicitation Statement/Prospectus dated December 13, 1996 describing the Merger, and to the reference to the firm under the caption "THE MERGER--Certain Federal Income Tax Consequences" and under the caption "Legal Matters" in the Solicitation Statement/Prospectus which is part of the Registration Statement.


                                        Yours very truly,



                                        Akerman, Senterfitt & Eidson, P.A.